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                                                                   EXHIBIT 10.01


                              [EXCITE LETTERHEAD]



August 3, 1998


Mr. John Polumbo
(HOME ADDRESS REDACTED)

Dear John:

Though this letter is an offer of employment, if I launched into the particulars immediately they would not tell the story of the enormous enthusiasm that all of us in management, and on the board, have developed for you during the course of the interview process. I have a strong sense that you and I will work very well together, that we can lift Excite to new levels, and that you will be an accepted leader in our culture. These have been important issues for me to probe with you and I hold great promise for our partnership.

In this spirit, I'm pleased to offer you the job of President and Chief Operating Officer, reporting to me. Upon your acceptance of this offer, I will convert your current consulting role as appropriate and continue your observer status on the board at our next board meeting on June 26, 1998 and hope to recommend you as a full board member after your first year of employment.

Your starting annual salary will be $200,000, payable semi-monthly. You will have a bonus target of $175,000 annually, based on company and individual goals to be agreed upon shortly after your start date. In your first two years of employment, this bonus target will be guaranteed. It will be prorated for the relevant portions of the next 24 months which fall within the current and 2 subsequent calendar years. At that time, you will then participate in the then current bonus program. You will be reimbursed for all reasonable business expenses associated with your duties at Excite.

In addition to your salary and annual bonus, I have recommended that the Compensation Committee of Excite's Board of Directors approve an employee stock option grant of 275,000 shares (on a pre-split basis) of Excite's Common Stock. The exercise price of the options will be fair market value, as determined by the Compensation Committee at the time of the grant, which I have previously communicated to you. The options will vest at a rate of one-forth-eighths
(1/48) each full succeeding month over a period of four years. However, the option granted by Excite is subject to the Compensation Committee's approval, it is not a promise of compensation, and is not intended to create any obligation on the part of Excite. These restrictions will be set forth in a legend on your option grant agreement.
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The Compensation Committee will provide further details on Excite's Option Plan and any specific grant to you upon approval of such grant. You will be eligible to participate in future grants that are recommended by the Compensation Committee consistent with other executive officers.

As long as you remain a full-time employee of the company, and only in your first four years of employment, at your discretion, you may elect once annually to exercise a "put-back" option. The option will annually allow you to "put back" to the company options in accordance with the following schedule:

          Year One: 68,750 options (which vest in months 1-12) = $800K Year Two: 68,750 options (which vest in months 13-24) = $900K Year Three: 68,750 options (which vest in months 25-36) = $1.0M Year Four: 68,750 options (which vest in months 27-48) = $1.2M

The amount shown is the net cash to be received, after any exercise price, but before any applicable income and employment withholding taxes imposed. The payment shall be made not later than 14 days after the anniversary date for the applicable option.

The election must be made in writing no later than 60 days prior to each of your anniversary dates. The payment is due on the applicable anniversary dates. The election option is not cumulative; once your annual election has been made, it retires the company's obligation for the "put-back" options or cash in that particular year. If there is any "lock up" during the put back period, the election will "suspend" until it can be exercised with a corresponding interest factor paid for the delay in payment. Nothing shall be construed as extending the "put-back" election period in the event of a "lock up".

In addition, as long as you remain a full-time employee of the company, Excite will provide you with a $750K loan option, at the lowest prevailing applicable federal rate provided by the Internal Revenue Service at the time of the loan, which you can exercise at your discretion during your first two years of employment with Excite. If you choose to exercise your loan option, you must give Excite 30 days written notice. Your stock options will serve as collateral for the loan. Excite will call the loan due at the earlier of: A "the end of your 3rd year of employment"; B "when the value of your stock collateral falls below $750K"; C "the date your employment with Excite ends for any reason." Interest will be due and payable to Excite at the end of each calendar quarter for any loans outstanding during the applicable quarter.
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To the extent in the future (and you are clear that no such corporate authority currently exists) that I have the authority to accelerate any of the above option vesting under such situations as corporate reorganizations, a change in control (however broadly defined), or other related business changes including a material diminishment or your corporate responsibilities, you will be treated no less favorably than any of the current or future executive officers of Excite, effective as a part of the consideration for the execution employment agreement.

You will be eligible to participate in Excite's group medical, dental, vision, life insurance, 401(k) plan and employee stock purchase plan during next enrollment period offered to all full time employees. If you accept this offer of employment, you will be given benefit plan documents, which will describe more fully these and other benefits of your employment with Excite.

If you accept this offer, your employment with Excite shall be "at will" which means that it is not for any specified period of time and can be terminated by yourself or Excite for any or no particular reason or cause and at any time with or without advance notice. Even though your job duties, title, compensation and benefits, as well as Excite's human resources policies and procedures, may change from time to time during your tenure with Excite, the "at will" nature of your employment is one aspect which may not be changed, except in writing signed by the Chief Executive Officer of Excite.

If you are terminated for reasons other than cause during your first two years of employment with the company, you will receive severance equal to: six months of your then current base salary, pro rated bonus and six months stock vesting, and six months of benefits payments on your behalf. However, if you are employed during the six month period immediately after your severance, Excite will pay only the differential between your total cash compensation in your new job during the period in question and your total cash compensation at Excite, if you had remained employed by Excite during that six month period.

If you become disabled during the term of your employment, it is our current intention to continue your option vesting during the period of your disability. We will make reasonable efforts to adopt a written policy which will confirm this intention.

Any representations contrary to those contained in this letter which may have been made to your are superseded by this offer. If you accept this offer, the terms described in this letter constitute the terms of your employment with Excite.
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This offer of employment is contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act, the return of a signed copy of this letter indicating your acceptance of our offer, and receipt of a signed copy of Excite's Employee Invention Agreement and Confidentiality Agreement on the first day of your employment. I would appreciate your confirming the acceptance of this offer by signing on the space provided. This offer will expire if not signed and received by August 7, 1998.

Let me close by reaffirming my belief that you and I will be a winning team, and that you will be a great addition to Excite. I look forward to our future success together.

Sincerely,

/s/ GEORGE BELL
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George Bell
President and CEO
Excite Inc.




I accept the offer of employment with Excite.


Signed: /s/ JOHN POLUMBO                       Date: August 3, 1998
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       John Polumbo